===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             COMMNET CELLULAR INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             COMMNET CELLULAR INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

                             COMMNET CELLULAR INC.
                             _____________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               February 25, 1999
                             _____________________



     The Annual Meeting of Stockholders of CommNet Cellular Inc., a Colorado corporation (the "Company"), will be held on Thursday, February 25, 1999, at 9:00 A.M., local time, at the Hyatt Regency Tech Center, Englewood, Colorado, for the following purposes:

     1.  To elect Directors of the Company.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the meeting, although only stockholders of record at the close of business on January 7, 1999 will be entitled to notice of and to vote at the meeting.

     Shares can only be voted at the meeting if the holder is present or represented by proxy. If you do not expect to attend the meeting, you are urged to date and sign the enclosed proxy and return it in the accompanying envelope promptly, so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

     The Company's Annual Report for the fiscal year ended September 30, 1998 is enclosed.

                                        James C. Everson
                                        Secretary

Englewood, Colorado
January 14, 1999

                                PROXY STATEMENT

                             COMMNET CELLULAR INC.
                     8350 East Crescent Parkway, Suite 400
                          Englewood, Colorado  80111


     This statement is furnished in connection with the solicitation of proxies by CommNet Cellular Inc., a Colorado corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on February 25, 1999, and at any and all adjournments of such meeting.

     January 7, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments thereof. At the close of business on that date 22,662,985 shares of Common Stock, par value $.001 per share, of the Company were issued and outstanding. Each share of Common Stock is entitled to one vote on any matter which properly comes before the meeting. Cumulative voting is not permitted with respect to the election of directors. The presence in person or by proxy of the holders of at least a majority of the shares of Common Stock entitled to be voted at the meeting will constitute a quorum.

     This proxy statement and the accompanying proxy card are being mailed to stockholders commencing on or about January 14, 1999.

     Stockholders who execute proxies retain the right to revoke them at any time by giving written notice of revocation to the Secretary of the Company. Unless so revoked, the shares represented by the proxies solicited by the Company will be voted in accordance with the directions given therein by the stockholder. Any proxy not specifying to the contrary will be voted FOR the election of the Board of Directors' nominees as director referred to in Item 1. So far as the Company's management is aware, such matter is the only matter to be acted on at the meeting. As to any other matter which may properly come before the meeting or any adjournments thereof, the persons named in the accompanying proxy card will vote thereon in accordance with their best judgment.

                             ELECTION OF DIRECTORS
                              (Proxy Card Item 1)

     The persons named in the accompanying proxy will vote for the election of directors with a term of office to continue until the 2000 Annual Meeting of Stockholders or until their successors shall have been duly elected and qualified, unless authority to vote is withheld. The nominees for election as directors of the Company are listed below and the Company is informed that these nominees are willing to serve as directors. However, if such nominees should decline or become unable to serve as directors for any reason, votes will be cast for a substitute nominee, if any, designated by the Board of Directors, or, if none is so designated prior to the election, votes will be cast according to the judgment in such matters of the person or persons voting the proxy. Each nominee for election as a director of the Company is incumbent.

     The following lists the nominees for election as directors of the Company including the age of each person as of January 7, 1999, the positions with the Company or principal occupations of each person, certain other directorships held and the year each person became a director of the Company. The number of shares of Common Stock of the Company owned beneficially by each such person as of January 7, 1999 is set forth in "Security Ownership Of Certain Beneficial Owners And Management "

                      NOMINEES FOR ELECTION AS DIRECTORS

Arnold C. Pohs, age 70; Chairman of the Board and Chief Executive Officer of the
                                   Company;
                              Director since 1985

Daniel P. Dwyer, age 39; President and Chief Operating Officer of the Company;
                              Director since 1990

Mark T. Gallogly, age 41; Senior Managing Director of The Blackstone Group L.P.;
                         Director since February 1998

    Lawrence H. Guffey, age 30; Managing Director of The Blackstone Group L.P.;
                         Director since February 1998

Glenn H. Hutchins, age 43; Senior Managing Director of The Blackstone Group
                         L.P. Director since May 1998

       Simon P. Lonergan, age 30; Vice President of The Blackstone Group L.P.;
                         Director since February 1998

     William J. Ryan, age 66; former CEO of Price Communications Wireless and former CEO of Palmer Wireless, Inc.;
                            Director since May 1998

  John P. Scully, age 52; former Vice President External Relations & Colorado of US WEST Communications;
                            Director since May 1998

       Peter F. Wallace, age 23; Analyst with The Blackstone Group L.P.;
                         Director since December 1998



     The Board of Directors recommends a vote FOR each of these Directors.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     At January 7, 1999, there were 22,662,985 shares of Common Stock of the Company issued and outstanding. As of such date options to purchase 1,705,700 shares were outstanding. Each holder of Common Stock, but not unexercised options, is entitled to one vote per share on each matter which may be presented at a meeting of stockholders. Cumulative voting is not allowed. The Company's Common Stock is traded on the Nasdaq National Market under the symbol CELS.

     The following table sets forth information regarding ownership of the Company's Common Stock at January 7, 1999 by each person who is known by management of the Company to own beneficially more than 5% of the Common Stock, by each director of the Company and by all directors and executive officers of the Company as a group. Shares issuable on exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of persons beneficially owning such options, but have not been deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Insofar as is known to the Company, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table.

         Name and Address of                   Amount and Nature of                        Percent of
           Beneficial Owner                    Beneficial Ownership                          Class
           ----------------                    --------------------                          -----
Arnold C. Pohs                                     1,015,240 (1)                              4.19%
8350 East Crescent Parkway
Englewood, Colorado 80111

Daniel P. Dwyer                                      328,370 (2)                              1.36%
8350 East Crescent Parkway
Englewood, Colorado  80111

William J. Ryan                                        5,000                                   .02%
8111 Bay Colony Drive
Naples, Florida  34108

BCP CommNet L.P.                                  19,695,835                                 86.91%
c/o The Blackstone Group
345 Park Avenue, 31st Floor
New York, New York 10154

All executive officers and directors               1,553,825 (3)                              6.42%
 (13 persons - stock, options and
 restricted stock)

__________
(1) Includes options to purchase 933,150 shares of Common Stock and restricted stock to be granted subject to a retirement agreement of 82,090 shares.
(2) Includes options to purchase 328,370 shares of Common Stock.
(3) Includes options to purchase 1,466,735 shares of Common stock and 82,090 shares of registered stock.

            CONCERNING MANAGEMENT, DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers and directors of the Company:

NAME                                Age    Position
----                                ---    --------
Arnold C. Pohs                      70     Chairman of the Board, Chief Executive Officer and Director

Daniel P. Dwyer                     39     President, Chief Operating Officer and Director

Timothy C. Morrisey                 45     Executive Vice President - Sales Operations

Andrew J. Gardner                   44     Executive Vice President, Treasurer and Chief Financial Officer

David S. Lynn                       41     Executive Vice President - Network Operations

James C. Everson                    48     Vice President, Secretary and General Counsel

Mark T. Gallogly (2)                41     Director

Lawrence H. Guffey (2)              30     Director

Glenn H. Hutchins                   43     Director

Simon P. Lonergan (1)               30     Director

William J. Ryan (1)(2)              66     Director

John P. Scully (1)(2)               52     Director

Peter F. Wallace                    23     Director

__________
(1)   Member Audit Committee.

(2)   Member Compensation Committee.

     Arnold C. Pohs has been Chairman of the Board of the Company since February 1991, Chief Executive Officer since August 1989 and a director since September 1985. Mr. Pohs served as President of the Company from August 1989 until December 1998 and Executive Vice President of the Company from January 1986 through August 1989. Mr. Pohs was designated Chief Operating Officer of the Company in August 1987, prior to which time he was the Chief Financial Officer of the Company. Mr. Pohs is Chairman Emeritus of the Board of Directors of the Cellular Telecommunications Industry Association and currently serves as a director and a member of the Executive Committee of the CTIA Board. He is a member of the board and past Chairman of the CTIA Foundation for Wireless Telecommunications.

     Daniel P. Dwyer has been President and Chief Operating Officer of the Company since December 1998 and a director of the Company since March 1990. Mr. Dwyer was Executive Vice President of the Company from November 1992 to December 1998, Chief Financial Officer from August 1988 to December 1998 and Treasurer from August 1987 to December 1998. He was Vice President - Finance of the Company from November 1989 until November 1992, Secretary from August 1987 until March 1990, Assistant Secretary from January 1987 until August 1987, Controller from May 1986 until November 1988 and accounting manager for the Company from March 1986 until May 1986. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.

     Timothy C. Morrisey was named Executive Vice President - Sales Operations of the Company in November 1996. He was Senior Vice President - Sales Operations from February 1995 until November 1996 and General Sales Manager of the Company's Midwest Region from July 1993 until February 1995.

     Andrew J. Gardner was named Executive Vice President, Treasurer and Chief Financial Officer of the Company in December 1998. Mr. Gardner was Senior Vice President from July 1994 to December 1998 and Controller from November 1992 to December 1998. He was Vice President from November 1992 to July 1994 and Assistant Vice President - Accounting and Tax from July 1990 to October 1992.

     David S. Lynn was named Executive Vice President - Network Operations of the Company in December 1998. Mr. Lynn was Senior Vice President - Network Operations of the Company from July 1994 to December 1998. He was Vice President - Network Operations from March 1993 until July 1994, Vice President - Network Development from February 1992 until March 1993, Assistant Vice President - Finance from June 1990 until February 1992, Controller from November 1988 until June 1990 and Manager, Financial Reporting from August 1988 until November 1988.

     James C. Everson was named General Counsel and Secretary of the Company in March 1998. He was Vice President - Legal Affairs from March 1996 to March 1998 and has been legal counsel to the Company since March 1992.

     Mark T. Gallogly was designated a director of the Company in February 1998. Mr. Gallogly is a member of the limited liability company which acts as the general partner of the general partner of BCP CommNet L.P. He is a Senior Managing Director of The Blackstone Group L.P. and has been with Blackstone since 1989. Mr. Gallogly is a member of the boards of directors of InterMedia Partners VI Cable TV, TW Fanch-One Co. and Centennial Cellular Corp.

     Lawrence H. Guffey was designated a director of the Company in February 1998. Mr. Guffey is a Managing Director of The Blackstone Group L.P., with which he has been associated since 1991. He is a member of the board of directors of TW Fanch-One Co. and Centennial Cellular Corp.

     Glenn H. Hutchins was designated a director of the Company in May 1998. He is a member of the limited liability company which acts as the general partner of the general partner of BCP CommNet L.P. He is a Senior Managing Director of The Blackstone Group L.P. and has been with Blackstone since 1994. Previously, he was a Managing Director of Thomas H. Lee Co. from 1987 until 1994. Mr. Hutchins is a member of the boards of directors of Clark Refining & Marketing, Inc., Clark USA, Inc., American Axle and Manufacturing Holdings, Inc., American Axle and Manufacturing, Inc., Corp Banca (Argentina) S.A., Corp Group C.V., and Haynes International, Inc.

     Simon P. Lonergan was designated a director of the Company in February 1998. Mr. Lonergan is a Vice President of The Blackstone Group L.P., which he joined in 1996. Prior to joining Blackstone, Mr Lonergan was an Associate at Bain Capital, Inc. and a Consultant at Bain and Co. He currently serves on the Advisory Committees of Intermedia Partners VI and Graham Packaging Company.

     William J. Ryan was designated a director of the Company in May 1998. Mr. Ryan was named CEO of Price Communications Wireless, a subsidiary of Price Communications Corporation ("Price"), in October 1997 following the purchase of Palmer Wireless, Inc. by Price. From 1995 to October 1997, Mr. Ryan was President & CEO of Palmer Wireless, Inc. Prior thereto, he was President & CEO of Palmer Communications Incorporated. Mr. Ryan is currently Trustee, Naples Community Hospital; Vice Chairman, Naples Philharmonic Center for the Arts; Director, Florida Council on Economic Education; Member CATV Pioneers, Broadcast Pioneers, and the International Radio & Television Society.

     John P. Scully was designated a director of the Company in May 1998. From May 1992 until April 1998, Mr. Scully was Vice President External Relations & Colorado for U S WEST Communications. In March 1997, external relations responsibilities were added. Mr. Scully serves on the boards of the Greater Denver Chamber of Commerce (past chairman), the Metro Denver Board of Governors, the Public Education and Business Coalition (past chairman), the Denver Center for the Performing Arts, the State Board of Agriculture, the Urban League of Metro Denver and the National Exchange Carrier Association.

     Peter F. Wallace was designated a director of the Company in December 1998. Mr. Wallace has been associated with The Blackstone Group L.P. since 1997.
Prior to joining Blackstone Mr. Wallace studied at Harvard University.

BOARD COMPENSATION.

     Board members other than John P. Scully and William J. Ryan are not paid for service on the Board. Messrs. Ryan and Scully are paid an annual retainer of $15,000 plus $1,000 for special meetings and will receive a stock grant annually of 1,500 shares of the common stock of the Company.

EXECUTIVE COMPENSATION.

                          SUMMARY COMPENSATION TABLE


     The following table sets forth the compensation received by the named Executive Officers for each of the three years ended September 30, 1998.


                                                           Annual                   Long-Term
                                                           ------                   ---------
                                                        Compensation  All Others   Compensation
                                                        ------------  ----------   ------------
     Name and Principal Position        Year  Salary ($)  Bonus ($)     ($)(1)     Options (#)      All Others ($)(2)
     ---------------------------        ----  ----------  ---------     ------     -----------      -----------------
Arnold C. Pohs........................  1998    450,000    242,811       3,703               -            7,088
   Chairman of the Board                1997    400,000    234,944      10,778               -            9,750
   and Chief Executive Officer          1996    350,000    149,306      11,473         100,000           10,125


Daniel P. Dwyer.......................  1998    350,000    151,082       8,006               -            7,088
   President and Chief Operating        1997    300,000    140,966       4,242               -            9,750
   Officer                              1996    250,000     83,598       2,880          50,000           10,125


Timothy C. Morrisey...................  1998    175,000     74,141       6,256               -            7,088
   Executive Vice President - Sales     1997    158,000     72,978      11,463               -            9,750
   Operations                           1996    132,000     36,753           -          20,000           10,125


David S. Lynn.........................  1998    165,000     54,537          58               -            7,088
   Executive Vice President - Network   1997    148,000     51,950           -               -            9,650
   Operations                           1996    132,000     35,103           -          20,000           10,125


Andrew J. Gardner.....................  1998    155,000     51,232          58               -            7,088
   Executive Vice President, Treasurer  1997    138,000     49,075           -               -            9,750
   and Chief Financial Officer          1996    126,000     35,082           -          20,000           10,125

__________
(1) The amounts shown represent premiums paid on supplemental health benefits for certain named executives.
(2) The amounts shown represent contributions by the Company to defined contribution plans.


REPORT OF COMPENSATION COMMITTEE.

   General. The Compensation Committee of the Board of Directors is responsible for establishing the executive compensation program for the Company. The Committee monitors and recommends changes in the compensation levels of executive management and administers the Company's incentive compensation programs as well as determining the grants under the Company's Employee Stock Ownership Plan. All of the Committee members are non-employee directors of the Company. The Company has periodically retained the services of a nationally recognized executive compensation consulting firm to assist the Company in compensation matters.

   Compensation Philosophy. The Company's compensation program is designed to attract and retain high quality executive management, to give management incentives that motivate superior performance on behalf of the Company and to align the interests of management with those of the Company's shareholders. The Committee believes that the Company's base salaries should be competitive with the base salaries paid to executives with similar responsibilities in similar cellular companies. Executive compensation should also be correlated to the Company's performance and shareholder return.

   The companies used for compensation comparison purposes are not all of the same companies contained in the Nasdaq telecommunications industry group comparison of total shareholder return in the Stockholder Performance Return Graph. The companies used for compensation purposes are those companies which are similarly sized and are in the cellular industry.

   Components of Compensation.

   Salary:  The salary of the Chief Executive Officer and the other executive
   ------
officers of the Company are based on a subjective evaluation of an individual officer's responsibility and a comparison of salaries for similar positions in comparable companies.

   During 1998, the salary increases for the executive officers, other than Arnold C. Pohs, the Chief Executive Officer, ranged between 9% and 14%. Mr. Pohs' base salary was increased by 11%. The basis for Mr. Pohs' salary increase was twofold. The increase recognizes the performance of the Company in terms of operating cash flow achievements, and considers comparative industry information.

   Short-Term Incentive Plan Bonuses:  The Company maintains an annual bonus
   ---------------------------------
plan which is based on meeting certain operational targets. The bonus opportunities are established based on the opportunities provided to executives in similar positions at similar companies.

   Actual annual bonuses for the executive officers were determined based on the Company's performance relative to corporate operating targets and on each individual's performance relative to officer specific individual goals. The weightings of corporate and individual performance vary by position and responsibilities and range from a weighting of 70% corporate/30% individual to 80% corporate/20% individual, which is the weighting applied to Mr. Pohs' award.

   The corporate operating targets were based on the following measures which represent the key business indicators of performance within the cellular industry: Net managed market subscriber additions (50%) and Company proportionate operating cash flow (50%).

   During fiscal 1998, the Company's weighted average performance results were 97.4% of the operating targets as described above and bonuses were paid
accordingly after a subjective evaluation of individual performance.   The
corporate performance results represent excellent performance against aggressive operating plan targets.

   Mr. Pohs' award was 54% of base salary and was based 80% on the weighted performance results of 97.4% of the operating targets and 20% on individual performance. The Committee determined that the individual portion of Mr. Pohs' award should be based on a maximum individual performance rating. Specifically, the Committee considered the following: the Company added 61,136 managed market customers, a 22% increase, bringing the total to 335,881 at September 30, 1998, and proportionate EBITDA (before nonrecurring and The Blackstone Group L.P. monitoring expenses) increased to $71.5 million which represented a 25% increase over the $57.4 million reported in the prior fiscal year.

   Long-Term Incentive Compensation:  The Company provides long-term incentive
   --------------------------------
compensation to its executives through stock options. As of November 4, 1998, Mr. Pohs owned options to purchase 933,150 shares of the Company's Common Stock. The committee believes that the interests held by the named Executive Officers represent a significant incentive to continue to increase shareholder value.

   Policy with Respect to the $1 Million Limit:  Section 162(m) of the Internal
   --------------------------------------------
Revenue Code generally limits to $1,000,000 the tax deductible compensation paid to the Chief Executive Officer and the four highest-paid executive officers who are employed as executive officers on the last day of the year. However, the limitation does not apply to performance-based compensation provided certain conditions are satisfied.

   None of the Company's compensation payments for fiscal 1998 exceeded the tax deductibility limit set forth in Section 162(m) nor is it expected that compensation to be paid in fiscal 1999 will exceed the limit. The committee will continue to monitor the Company's executive compensation program with the impact of Section 162(m) and will seek to minimize the impact of Section 162(m) where appropriate and consistent with the Company's compensation philosophy.

Mark T. Gallogly     Lawrence H. Guffey     William J. Ryan     John P. Scully


OTHER MATTERS.
--------------

     Change in Control Agreements
     ----------------------------

     In July 1993, the Board of Directors approved change in control agreements with Messrs. Pohs and Dwyer. In October 1994, the Board authorized a comparable agreement with Homer Hoe, the Company's former Chief Information Officer. In November 1995, the Board authorized comparable agreements with Messrs. Gardner, Lynn and Morrisey, then the Company's Senior Vice President and Controller, Senior Vice President - Network Operations, and Executive Vice President - Sales Operations, respectively, and Amy M. Shapiro, the Company's former Senior Vice President and General Counsel. The purpose of these agreements is to reinforce and encourage the officers to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change in control of the Company. These agreements provide that in the event of a change in control of the Company, as that term is defined in the agreements, each officer is entitled to receive certain severance benefits upon the subsequent termination or constructive termination of employment, unless such termination is due to death, disability or voluntary retirement; unless the termination is by the Company for cause (as defined in the agreements) or is by the officer for other than good reason (as defined in the agreements).

     The severance benefits include the payment of the officer's full base salary through the date of termination. The severance benefits also include a lump sum payment equal to 2.99 times the sum of (a) the officer's annual base salary in effect immediately prior to the circumstances giving rise to termination, and (b) the actual bonus earned by the officer in the year prior to the year in which termination occurs. In addition, each officer will be provided with life and health benefits and a continuation of all other employee benefits for 12 months following the date of termination. In addition, the officers will be fully vested in all benefit plans to the extent not otherwise entitled to 100% of all contributions made by the Company on their behalf.

     On February 10, 1998, the date of the Merger between CommNet Cellular Inc. and AV Acquisition Corp., Messrs. Pohs, Dwyer, Gardner, Lynn and Morrisey executed an amendment to their change in control agreements. Under the amendment, each officer is entitled to receive certain severance benefits upon termination or constructive termination of employment subject to the same conditions as the original agreements, but only if termination occurs prior to February 10, 2000. In addition, the amendment causes the agreements to expire on February 10, 2001. Mr. Hoe and Ms. Shapiro did not execute an amendment to their agreements. Both Mr. Hoe and Ms. Shapiro have asserted that they are entitled to receive severance benefits under their change in control agreements, however the Company believes that no such benefits are owed by the Company.

     On March 30, 1997, CommNet and Mr. Pohs entered into a Retirement and Consulting Agreement (the "Consulting Agreement") pursuant to which Mr. Pohs will receive the following upon his retirement from the Company: (i) a payment equal in amount to the additional employment contributions and matching contributions under the CommNet Cellular Inc. Retirement Savings Plan and the ESOP to which Mr. Pohs would have been entitled had such contributions been determined without regard to the statutory limits applicable to such contributions under the Code for the five year period ending on Mr. Pohs' retirement date; (ii) a payment equal to the present value of five times the annual premium cost with respect to Mr. Pohs' coverage level and plan option of the Company's health plan and the Exec-U-Care Medical Reimbursement Insurance; and (iii) a grant of 82,090 shares of restricted stock under the CommNet Cellular Inc. Omnibus Stock and Incentive Plan (which shares will vest upon death, disability, the end of the consulting period described below or a change of control). The Consulting Agreement also provides that the Company will retain Mr. Pohs as a consultant for a period of six years following his retirement in exchange for a consulting fee equal to 50% of Mr. Pohs' final annualized base salary plus his final year's annualized bonus per year. In the event of a change in control of the Company, as defined in the Consulting Agreement, (i) if Mr. Pohs has not yet retired, he may elect to receive the benefits set forth in his change of control agreement, as described in the two preceding paragraphs, or to receive the benefits provided for in the Consulting Agreement, and (ii) if Mr. Pohs has retired, he will be entitled to receive a lump-sum payment of all consulting fees due for the remaining portion of the consulting arrangement, and all restrictions on the shares granted pursuant to the Consulting Agreement will lapse.

     In the event any payment or benefit to be received by an officer pursuant to the agreements would be subject to the federal excise tax, the amount of the benefits payable under the agreement will be increased such that the net amount retained by the officer after deduction of any excise tax on such payment and any federal, state and local tax and excise tax upon such additional payment shall be equal to the full severance benefits contemplated by the agreement.


     Options
     -------

     The following table provides information on the value of unexercised options at September 30, 1998 (closing price $11.00 per share).

                       1998 AGGREGATED OPTION EXERCISES
                          AND YEAR-END OPTION VALUES

-------------------------------------------------------------------------------------------------------------------
                                        Proceeds From             Number of              Value of Unexercised
                          Options         Cancelled          Unexercised Options        In-the-Money Options
        Name            Cancelled (1)    Options (1)          at Fiscal Year End          at Fiscal Year End
-------------------------------------------------------------------------------------------------------------------
                                                              Vested    Unvested           Vested       Unvested
                                                              ------    --------           ------       --------
                                                                (2)        (2)              (2)           (2)
Arnold C. Pohs            890,530           $3,481,000        933,150       -            $5,539,000   $2,659,000
Daniel P. Dwyer           986,900            3,266,000        328,370       -             1,895,000      936,000
Timothy C. Morrisey        75,005              166,000         59,150       -               300,000      169,000
David S. Lynn             190,995              714,000         90,740       -               500,000      259,000
Andrew J. Gardner         161,425              543,000         48,760       -               272,000      139,000

(1) As a result of the merger, certain options were cancelled and settled for cash.

(2) The option holder is fully vested in the excess of $7.20 per share minus the per share exercise price of the applicable option. Any additional appreciation above $7.20 is subject to a six-year vesting schedule up to a maximum of 75% prior to a Liquidation Event, except such appreciation will vest upon the death or disability of the option holder. All options vest 100% upon the occurrence of a Liquidation Event which is defined as a sale by BCP CommNet L.P. of all of its interest in the Company.

        BCP CommNet L.P.
        ----------------

        Members of management (including the named Executive Officers) could receive distributions through a management limited partnership from BCP CommNet L.P., the owner of 86.91% of the Company's Common Stock, based upon the internal rate of return of certain affiliates of Blackstone Management Associates II L.L.C. and their co-investors in the Company Common Stock held by BCP CommNet L.P. If there were such a distribution, then the Company would record a charge to net income and an increase to contributed capital in the amount of the distribution.

                     STOCKHOLDER PERFORMANCE RETURN GRAPH.

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock with that of the cumulative total return of the NASDAQ Stock Market (U.S.) index and the Nasdaq Telecommunications index for the five-year period ended on September 30, 1998. The information below is based on an investment of $100, on September 30, 1993, in the Company's Common Stock, the Nasdaq Stock Market (U.S.) index and the Nasdaq Telecommunications index, with dividends reinvested.

CommNet Cellular Inc (CELS)
                                         CUMULATIVE TOTAL RETURN

                            --------------------------------------------------
                               9/93    9/94    9/95    9/96    9/97    9/98

COMMNET CELLULAR INC.        100.00  132.25  168.12  167.39  203.26  318.84
NASDAQ STOCK MARKET (U.S.)   100.00  100.83  139.28  165.24  226.81  231.84
NASDAQ TELECOMMUNICATIONS    100.00   92.48  110.35  114.41  155.21  203.92

                               OTHER INFORMATION

COMMITTEES.

     The Company has no standing nominating committee of the Board of Directors.

     The Compensation Committee makes recommendations to the Board of Directors concerning the Compensation of the Company's officers. The Compensation Committee currently consists of Messrs. Gallogly, Ryan, Scully and Guffey.

     The Audit Committee makes recommendations to the Board of Directors concerning the selection of the Company's auditors and the scope of auditing and accounting matters. The Audit Committee currently consists of Messrs. Lonergan, Ryan and Scully.

MEETINGS OF THE BOARD.

     The Board of Directors held four meetings during the fiscal year ended September 30, 1998. Messrs. Pohs, Dwyer, Gallogly, Guffey, Ryan and Scully attended 100% of the total number of meetings of the Board and committees thereof on which they served during that period. Mr. Lonergan attended 50% of the total number of meetings of the Board and committees thereof on which he served during the fiscal year. Mr. Hutchins attended none of the meetings of the Board and committees thereof on which he served during the fiscal year.

SUBMISSION OF STOCKHOLDER PROPOSALS.

     Stockholder proposals intended for presentation at the Company's next annual meeting must be received by the Company at its principal offices in Englewood, Colorado, not later than September 30, 1999.

OTHER MATTERS.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company by personal interview, telephone or telegram. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward the solicitation material to the beneficial owners of common stock held of record by such persons and the Company may reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in connection therewith.

     A COPY OF THE COMPANY'S FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, MAY BE OBTAINED BY STOCKHOLDERS WITHOUT CHARGE BY WRITTEN REQUEST ADDRESSED TO STOCKHOLDER RELATIONS, COMMNET CELLULAR INC., 8350 E. CRESCENT PARKWAY, SUITE 400, ENGLEWOOD, COLORADO 80111.



Englewood, Colorado
January 14, 1999

[X]     PLEASE MARK VOTES
        AS IN THIS EXAMPLE

-----------------------
 COMMNET CELLULAR INC.
-----------------------

RECORD DATE SHARES:

                                                                      For    With-hold   For All
                                                                      All                 Except
                                                                      [_]      [_]         [_]

                                1. Election of Directors Nominees
                                to serve as Directors until the
                                next annual meeting:
                                Arnold C. Pohs, Daniel P. Dwyer,
                                Mark T. Gallogly, Lawrence H.
                                Guffey, Glenn H. Hutchins,
                                Simon P. Lonergan, William J. Ryan,
                                John P. Scully, Peter F. Wallace

                                NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

                                2.  Such other matters as may properly come before the meeting.


Please be sure to sign and date this Proxy.      Date
-----------------------------------------------------------------
                                                                    Mark box at right if an address change or comment
                                                                    has been noted on the reverse side of this card.       [_]


Stockholder sign here                                            Co-owner sign here
                       -------------------------------------                         -------------------------------------


DETACH CARD                                                                                                DETACH CARD
-----------                                                                                                -----------

                             COMMNET CELLULAR INC.
            Proxy Solicited on Behalf of the Board of Directors for
               ANNUAL MEETING OF STOCKHOLDERS, FEBRUARY 25, 1999


The undersigned holder of shares of Common Stock of CommNet Cellular Inc. (the "Company") hereby appoints Arnold C. Pohs and Daniel P. Dwyer, and each of them, as proxies of the undersigned, with full power of substitution, to act and to vote for and in the name, place and stead of the undersigned at the Annual Meeting of Stockholders of the Company to be held on February 25, 1999 at 9:00 a.m. at Hyatt Regency/Tech Center, 7800 E. Tufts Avenue, Denver, Colorado, 80237, and at any and all adjournments thereof, according to the number of votes and as fully as the undersigned would be entitled to vote if personally present at such meeting, and particularly with respect to the proposals listed on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEM 1.

        PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN
                              ENCLOSED ENVELOPE.

Please sign this proxy exactly as your name appears on the reverse side. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.


HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

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